Exhibit 2.1


                                                               EXECUTION VERSION





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               MOLEX INCORPORATED,

                              MLX ACQUISITION CORP.

                                       and

                            WOODHEAD INDUSTRIES, INC.






                                  June 30, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I THE OFFER............................................................1
   1.1          The Offer......................................................1
   1.2          Company Action.................................................3
   1.3          Directors......................................................4
   1.4          Top-Up Option..................................................5
ARTICLE II THE MERGER; EFFECTIVE TIME; CLOSING.................................6
   2.1          The Merger......................................................
   2.2          Effective Time.................................................6
   2.3          Closing........................................................6
ARTICLE III SURVIVING CORPORATION..............................................7
   3.1          Certificate of Incorporation...................................7
   3.2          Bylaws.........................................................7
   3.3          Directors......................................................7
   3.4          Officers.......................................................7
   3.5          Subsequent Actions.............................................7
ARTICLE IV MERGER CONSIDERATION; CONVERSION OR CANCELLATION
           OF SHARES IN THE MERGER.............................................8
   4.1          Share Consideration for the Merger; Conversion or Cancellation
                of Shares in the Merger........................................8
   4.2          Stockholders' Meeting; Proxy Statement.........................8
   4.3          Merger Without Stockholders' Meeting...........................9
   4.4          Payment for Shares in the Merger...............................9
   4.5          Transfer of Shares After the Effective Time...................10
   4.6          Dissenting Shares.............................................10
   4.7          Stock Options.................................................11
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................12
   5.1          Corporate Organization and Qualification......................12
   5.2          Subsidiaries..................................................12
   5.3          Capitalization................................................12
   5.4          Authority Relative to This Agreement..........................13
   5.5          Consents and Approvals; No Violation..........................13
   5.6          SEC Reports; Financial Statements.............................14
   5.7          Absence of Certain Changes or Events..........................15
   5.8          Litigation....................................................16
   5.9          Offer Documents; Schedule 14D-9; Proxy Statement..............16
   5.10         Taxes.........................................................16
   5.11         Employee Benefit Plans........................................17
   5.12         Compliance with Law; Environmental Laws and Regulations.......19
   5.13         Intangible Property...........................................20
   5.14         Labor Matters.................................................21
   5.15         Properties....................................................21
   5.16         Insurance.....................................................22
   5.17         Material Contracts............................................22
   5.18         Customers and Suppliers.......................................23
   5.19         Affiliate Transactions........................................23
   5.20         Brokers and Finders...........................................23
   5.21         Opinion of Financial Advisor..................................23
   5.22         Expiration of Rights Agreement................................24
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.............24
   6.1          Corporate Organization and Qualification......................24
   6.2          Authority Relative to This Agreement..........................24
   6.3          Consents and Approvals; No Violation..........................24
   6.4          Proxy Statement; Schedule 14D-9 ..............................25
   6.5          Financing.....................................................25
   6.6          Interim Operations of Purchaser...............................25
   6.7          Share Ownership...............................................25
   6.8          Brokers and Finders...........................................25
ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS...............................26
   7.1          Conduct of Business of the Company............................26
   7.2          No Solicitation...............................................28
   7.3          Commercially Reasonable Efforts; Cooperation..................32
   7.4          Access to Information.........................................33
   7.5          Publicity.....................................................34
   7.6          Indemnification of Directors and Officers.....................34
   7.7          Employees.....................................................35
   7.8          Notification of Certain Matters...............................36
   7.9          Takeover Laws.................................................36
   7.10         Litigation Matters............................................36
ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER.........................36
   8.1          Conditions to Each Party's Obligations to Effect the Merger...36
ARTICLE IX TERMINATION; AMENDMENT; WAIVER.....................................36
   9.1          Termination by Mutual Consent.................................37
   9.2          Termination by Either Parent or the Company...................37
   9.3          Termination by Parent.........................................37
   9.4          Termination by the Company....................................38
   9.5          Effect of Termination
   9.6          Extension; Waiver.............................................39
ARTICLE X MISCELLANEOUS AND GENERAL...........................................39
   10.1         Payment of Fees and Expenses..................................39
   10.2         Non-Survival of Representations and Warranties;
                Survival of Confidentiality...................................40
   10.3         Modification or Amendment.....................................40
   10.4         Waiver of Conditions..........................................40
   10.5         Counterparts..................................................40
   10.6         Governing Law.................................................41
   10.7         Jurisdiction..................................................41
   10.8         Notices.......................................................41
   10.9         Entire Agreement; Assignment..................................42
   10.10        Parties in Interest...........................................42
   10.11        Certain Definitions...........................................42
   10.12        Schedules.....................................................46
   10.13        Obligation of Parent..........................................46
   10.14        Specific Performance..........................................46
   10.15        Validity......................................................46
   10.16        Captions......................................................46


ANNEX A    Conditions to the Offer...........................................A-1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 30, 2006, by and among Molex Incorporated, a Delaware corporation ("Parent"), MLX Acquisition Corp. Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and Woodhead Industries, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Board of Directors (the "Board") of the Company has, subject to the conditions of this Agreement, determined that each of the Offer and the Merger (each as defined below) is in the best interests of the stockholders of the Company and approved and adopted this Agreement and the Transactions contemplated hereby in accordance with the Delaware General Corporation Law, as amended (the "DGCL") and such approval by the Board of the Offer and the Merger constituted the approvals required by Section 203(a)(1) of the DGCL and Articles Eleventh and Fourteenth of the Company's certificate of incorporation; and

         WHEREAS, in furtherance thereof, it is proposed that Purchaser shall make a tender offer (the "Offer") to acquire all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares"), at a price of $19.25 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions of this Agreement; and

         WHEREAS, the Board has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

         WHEREAS, as a condition and inducement to Parent and Purchaser entering into this Agreement and incurring the obligations set forth herein, the Company, is granting to Purchaser a Top-Up Option (as hereinafter defined) to purchase Shares in certain circumstances upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger; and

         WHEREAS, the definitions of certain capitalized terms used herein are set forth in Section 10.11 hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

         1.1   The Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events or conditions set forth in Annex A hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable (and in any event within five Business Days) after the date hereof. The obligation of Purchaser to commence the Offer shall be subject only to the conditions set forth in Annex A hereto, and the obligation of Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Annex A hereto and to the further condition that a number of Shares representing not less than a majority of the Shares then outstanding on a fully diluted basis shall have been validly tendered and not withdrawn prior to the expiration date of the Offer (the "Minimum Condition" and together with the other conditions set forth in Annex A, collectively, the "Offer Conditions"). For purposes of this Agreement, "fully diluted basis" means issued and outstanding Shares and Shares subject to issuance assuming the exercise of all options, warrants, rights and convertible securities outstanding at the time of acceptance for payment of the Shares in the Offer. Purchaser expressly reserves the right to waive any Offer Condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, that unless previously approved by the Company in writing, no change in the Offer may be made which (i) decreases the Per Share Amount payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer or the Minimum Condition, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto or which modifies the conditions set forth in Annex A (other than to waive any such condition to the extent permitted by the Merger Agreement), or (v) amends any other term of the Offer in a manner adverse to the holders of the Shares. Subject to the terms of the Offer and this Agreement and to the prior satisfaction or waiver by Parent or Purchaser of each of the Offer Conditions as of any expiration date of the Offer, Purchaser shall, and Parent shall cause Purchaser to, pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The Offer shall initially be open for a period of twenty (20) consecutive Business Days and shall initially be scheduled to expire at 12:00 midnight, Eastern time, immediately following the twentieth Business Day of such period (the "Initial Expiration Time"). Notwithstanding the foregoing, (i) Purchaser may, in its sole discretion and without the consent of the Company, (x) extend the Offer for one or more periods if, at the Initial Expiration Time or subsequent expiration time related to an extension of the Offer, any of the Offer Conditions shall not have been satisfied or waived; provided that no such extension or extensions shall occur after the Termination Date; (y) extend the Offer for any period required by any rule, regulation, interpretation or provision of the SEC or the staff thereof applicable to the Offer, and/or (z) extend the Offer for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted (but not after the Termination Date) under clause
(x) or (y) of this sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares or if there has been a commencement of a war or other international or national calamity (including terrorist activity) directly involving the United States and
(ii) if, as of the Initial Expiration Time or subsequent expiration time related to an extension of the Offer, any of the events set forth in clauses (a), (b) or
(d) of Annex A shall have occurred and be continuing (and the condition in Annex A with respect to the applicable clause shall not have been waived by Purchaser) then, subject to the right of Parent and Purchaser to terminate this Agreement in accordance with its terms, Purchaser shall be required to extend the Offer unless such conditions could not reasonably be expected to be waived or satisfied by the Termination Date. In addition, Purchaser may (and, if the Company so requests, Purchaser shall, and Parent shall cause Purchaser to) provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act, and, if applicable and to the extent permitted under such Rule 14d-11, extend such subsequent offering period.

         (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act ("Regulation M-A") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO will comply in all material respects with the applicable provisions of federal securities laws and will include the summary term sheet required under Regulation M-A and, as exhibits, the offer to purchase (the "Offer to Purchase") and the related letter of transmittal (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Purchaser and the Company each agree to promptly correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and to correct any material omissions, and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC, and Parent and Purchaser shall give consideration to all the additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser agree to provide to the Company and its counsel any comments or other communications which Parent, Purchaser or their counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt thereof, and any responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses, and Parent and Purchaser shall give consideration to all additions, deletions or changes suggested thereto by the Company and its counsel.

         1.2   Company Action.

         (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger (as defined in Section 2.1) and the Top-Up Option (as defined in Section 1.4) (collectively, the "Transactions") are fair to, and in the best interests of, the holders of Shares; (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL) and that such approval constitutes approval of this Agreement and the Transactions for purposes of (A) Section 203 of the DGCL, (B) Article Eleventh, paragraph (d)(i) of the Company's certificate of incorporation, and (C) Article Fourteenth, paragraph (b)(i) of the Company's certificate of incorporation; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Purchaser and approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation and approval of the Board described in the immediately preceding sentence, and the Company shall not withdraw or modify such recommendation in any manner adverse to Purchaser or Parent except as permitted by Section 7.2(c). The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

         (b) The Company hereby agrees to file with the SEC as soon as reasonably practicable on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto, the "Schedule 14D-9") containing, except as permitted by Section 7.2(c), the recommendation described in Section 1.2(a)(iii). The Schedule 14D-9 will comply in all material respects with the applicable provisions of federal securities laws. Each of the Company, Parent and Purchaser agrees to promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to correct any material omissions, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC, and the Company shall give consideration to all the additions, deletions or changes suggested thereto by Parent, Purchaser or their counsel. The Company shall provide to Parent, Purchaser and their counsel any comments or other communications which the Company may receive from the SEC with respect to the Schedule 14D-9 promptly after receipt thereof, and any responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such responses, and the Company shall give consideration to all additions, deletions or changes suggested thereto by Parent, Purchaser or their counsel.

         (c) In connection with the Offer, the Company will promptly furnish or cause the transfer agent for the Shares to furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger and any other Transactions contemplated by this Agreement, Parent, Purchaser and their affiliates, associates, agents and advisors shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated, will deliver to the Company all copies of, and any extracts from or summaries of, such information then in their possession.

         1.3   Directors.

         (a) Promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer (provided that the Minimum Condition is satisfied), Parent shall be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors on the Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates beneficially own a majority of the Common Shares of the Company). In furtherance of Parent's rights under this Section 1.3, the Company shall, upon Parent or Purchaser's request, use all reasonable efforts promptly either to increase the size of the Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall also upon Parent's request cause Persons designated by Parent (provided that any designees to the Audit Committee comply with the Audit Committee Requirements (as defined below)) to have appropriate (and not less than a majority so long as Parent and its Affiliates beneficially own a majority of the Shares) representation on (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary and (iii) each committee (or similar body) of each such board. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (as part of the Schedule 14D-9 or otherwise) the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Board (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included with respect to Purchaser's designees). The provisions of this Section 1.3 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         (b) In the event that Parent's designees are elected to the Board, until the Effective Time (as defined below), the Board shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Original Directors") and at least three Original Directors shall serve on the Audit Committee of the Board such that such Audit Committee complies with all requirements of the SEC and the Nasdaq Stock Market applicable thereto (collectively, the "Audit Committee Requirements"); provided that, in such event, if the number of Original Directors is reduced below three for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) shall be entitled to designate Persons who satisfy the Audit Committee Requirements to fill such vacancies who shall be deemed to be Original Directors for purposes of this Agreement or, if no Original Director then remains, the other directors shall designate three Persons (who shall not be officers or affiliates of the Company) to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such Persons shall be deemed to be Original Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Board before the Effective Time, the affirmative vote of a majority of the Original Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action by the Board under or in connection with this Agreement.

         1.4   Top-Up Option.

         (a) The Company hereby grants to Purchaser an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the "Top-Up Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of such exercise, shall constitute one Share more than 90% of the then outstanding Shares (determined on a fully diluted basis and assuming the issuance of the Top-Up Option Shares), at a price per share equal to the Per Share Amount.

         (b) The Top-Up Option shall become exercisable upon Purchaser's acceptance for payment and payment for Shares pursuant to the Offer (the "Purchase Date") if Parent and Purchaser do not then own 90% of the then outstanding Shares (determined on a fully diluted basis). The Top-Up Option shall be exercisable in whole and not in part and may be exercised only once and only during the ten Business Day period after the Purchase Date; provided, however, that notwithstanding anything in this Agreement to the contrary the Top-Up Option shall not be exercisable and shall terminate on the Purchase Date if (i) the issuance of the Top-Up Option Shares would require stockholder approval under the rules of the Nasdaq Stock Market, or (ii) the number of Top-Up Option Shares would exceed the number of authorized but unissued shares of Common Stock; and, provided, further, that the Top-Up Option shall terminate upon the first to occur of (x) the Effective Time; (y) the termination of this Agreement in accordance with its terms, and (z) 5:00 p.m. Central Time on the date that is ten Business Days after the Purchase Date.

         (c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall so notify the Company in writing, and shall set forth in such notice (i) the number of shares of Common Stock that will be owned by Parent and Purchaser immediately preceding the purchase of the Top-Up Option Shares and
(ii) the place and time for the closing of the purchase of the Top-Up Option Shares, which shall not be more than five (5) Business Days after delivery of such notice (the "Top-Up Closing"). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser in writing of the number of shares of Common Stock then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares by wire transfer of same day funds to a bank account designated by the Company and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

         (d) Parent and Purchaser understand that the Company Common Stock which Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

         (e) Certificates evidencing Top-Up Option Shares delivered hereunder may, at the Company's election, contain the following legend: "The Shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with the registration requirements of the Securities Act of 1933 or any exemption therefrom."

                                   ARTICLE II

                       THE MERGER; EFFECTIVE TIME; CLOSING

         2.1 The Merger. Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 2.2), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

         2.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, Parent, Purchaser and the Company will cause an appropriate certificate of merger, or, if permitted, a certificate of ownership and merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in
Section 2.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on the date and at the time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon by Parent, Purchaser and the Company and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

         2.3 Closing. Prior to the filing of the Certificate of Merger, a closing (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, or at such other place as Parent and the Company may agree, on a date no later than the second Business Day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or at such other time as Parent and the Company may agree. The date on which the Effective Time occurs is sometimes referred to herein as the "Closing Date."

                                  ARTICLE III

                              SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is Woodhead Industries, Inc."

         3.2 Bylaws. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Law and such bylaws.

         3.3 Directors. The directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

         3.4 Officers. The Persons designated in writing by Parent prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

         3.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE IV

               MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                              SHARES IN THE MERGER

         4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or other capital stock of the Company or the holders of any capital stock of Purchaser:

         (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 4.1(b) and any Dissenting Shares (as hereinafter defined), shall, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 4.4, the Per Share Amount in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, less any required withholding of Taxes, upon the surrender, in the manner provided in
Section 4.4, of the certificate that formerly evidenced such Share.

         (b) At the Effective Time, each Share issued and outstanding and owned by any of the Purchaser, Parent or any of Parent's direct or indirect wholly-owned subsidiaries (the "Parent Companies") or any of the Company's direct or indirect wholly owned Subsidiaries, or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding (if applicable), be cancelled and retired without payment of any consideration therefor and cease to exist.

         (c) At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         4.2   Stockholders' Meeting; Proxy Statement.

         (a) The Company, acting through the Board of Directors, shall, if required by applicable Law to consummate the Merger, in accordance with applicable Law and the Company's certificate of incorporation and bylaws: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders Meeting"), to be held as soon as reasonably practicable after Purchaser shall have purchased Shares pursuant to the Offer, for the purpose of considering and taking action upon this Agreement and the Merger contemplated hereby; (ii) except to the extent permitted by Section 7.2(c), include in the Proxy Statement (as defined below), and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger; and (iii) use all reasonable efforts consistent with their fiduciary duties to solicit from stockholders of the Company proxies in favor of the Merger and take all other reasonable action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. At such Stockholders Meeting, Parent, Purchaser and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the Merger.

         (b) If approval of the Company's stockholders is required by applicable Law to consummate the Merger following consummation of the Offer (and the Top-Up Option shall not have been exercised), the Company shall as promptly as practicable file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review and comment upon the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review and comment upon all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall give consideration to all additions, deletions or changes suggested thereto by Parent, Purchaser or their counsel. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time.

         (c) If at any time prior to the Stockholders Meeting any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company that is required to be set forth in an amendment or a supplement to the Proxy Statement in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and file such amendment or supplement with the SEC.

         4.3 Merger Without Stockholders' Meeting. Notwithstanding Section 4.2, if the Parent Companies shall acquire or otherwise own, in the aggregate, Shares entitled to at least 90% of the votes entitled to be cast on the Merger (including any Shares acquired pursuant to Section 1.4), the parties hereto agree, subject to satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of and payment for Shares pursuant to the Offer without the Stockholders Meeting, in accordance with Section 253 of the DGCL.

         4.4 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 4.1(a). Prior to the Effective Time, Parent shall deliver to the Paying Agent for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 4.1(a) (the "Exchange Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1 billion in assets. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

         (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates the Merger Consideration, without any interest thereon, less any required withholding of Taxes, and the Certificates so surrendered shall forthwith be cancelled. If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay the Merger Consideration in respect of such lost, stolen or destroyed Certificate. Until surrendered in accordance with the provisions of this Section 4.4(b), each Certificate (other than Certificates formerly representing Shares referred to in Section 4.1(b)) shall represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, without interest thereon, less any required withholding of taxes.

         (c) At any time following the date that is nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

         4.5 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article IV, subject to applicable Law in the case of Dissenting Shares.

         4.6   Dissenting Shares.

         (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has demanded appraisal for such Shares in compliance with
Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration as provided in Section 4.1(a) unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into, and represent only the right to receive, the Merger Consideration, without interest or dividends thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

         4.7   Stock Options.

         (a) Effective as of the Effective Time, the Company shall (i) terminate the Company's 1990, 1993, 1996, 1999 and 2001 Stock Awards Plans or any predecessor plans thereto, each as amended through the date of this Agreement (collectively, the "Option Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Option Plans or otherwise (each, an "Option") that is outstanding and unexercised as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time pursuant to the terms of the applicable Option Plan shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash equal to the excess, if any, of
(x) the Per Share Amount over (y) the per share exercise price of such Option, multiplied by the number of Shares subject to such Option as of the Effective Time. The Company shall use reasonable best efforts to obtain from each holder of an Option that is outstanding and unexercised at the Effective Time a written consent to the cancellation of the Option immediately prior to the Effective Time in exchange for the receipt of the consideration set forth in the prior sentence, all such written consents to be delivered to the Company (and a copy provided to Parent) prior to the Initial Expiration Time. The Company shall confirm that unexercised options after the Effective Time will only be exercisable for the Merger Consideration. Any such payments shall be subject to all applicable Tax withholding requirements.

         (b) Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Section 4.7(a) to any holder of Options such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options in respect of which such deduction and withholding was made by Purchaser.

         (c) Prior to the Effective Time, the Company shall take all necessary action (i) (in accordance with that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom) to provide that the treatment of Options pursuant to Section 4.7(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Option Plans and Options set forth in this Section 4.7, including obtaining any and all necessary consents.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser as set forth below. Each exception set forth in a disclosure schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section or subsection shall be deemed to refer to any other section or subsection, whether or not an explicit cross-reference appears, to the extent that the applicability of such item to the other section is readily apparent.

         5.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries (as defined in Section 10.11) (a) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, (b) (i) has all requisite corporate power and authority and (ii) any necessary governmental authority and approvals, to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (c) is qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification or licensing, except in the case of subsections (a) (insofar as it relates to Subsidiaries), (b) and (c) hereof, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.11). The Company has heretofore made available to Parent complete and correct copies of its certificate of incorporation and bylaws (or comparable organizational documents) of the Company and each Subsidiary. Neither the Company nor any of the Subsidiaries is in default in the performance, observance or fulfillment of any provision or its certificate of incorporation or bylaws (or comparable organizational documents), except in the case of the Subsidiaries, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.2 Subsidiaries. Schedule 5.2 sets forth a true and complete list of all the Subsidiaries, together with the name, jurisdiction of incorporation, authorized and outstanding capital stock, and the percentage of each Subsidiary's outstanding capital stock owned by Company or another Subsidiary of each of the Company's Subsidiaries. Except as set forth on Schedule 5.2, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person.

         5.3 Capitalization. The authorized capital stock of the Company consists entirely of 30,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 30,000 shares have been designated as Series A Junior Participating Preferred Stock. As of the close of business on June 29, 2006, (i) 12,498,973 Shares were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) no Shares were issued and held in the treasury of the Company, and (iv) 1,957,636 Shares were reserved for issuance pursuant to the Plans, of which 1,401,347 Shares were subject to outstanding Options. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Subsidiary issued and outstanding ("Voting Debt"). All of the outstanding shares of capital stock of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.3, all outstanding shares of capital stock of, or comparable equity interests in, the Company's Subsidiaries are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Liens of any nature.
Schedule 5.3 sets forth a listing of all outstanding vested and unvested Options as of the date hereof (indicating which Options will vest upon consummation of the Merger) and the exercise prices thereof. Except as set forth on Schedule 5.3, there are not any outstanding or authorized subscriptions, options, warrants, puts, calls, rights (including preemptive rights), commitments, "phantom" stock rights, stock appreciation rights, stock-based performance units, Contracts, arrangements or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which any of them may be bound, relating to, or obligating the Company or any Subsidiary with respect to, the issuance, transfer, sale, purchase, grant, redemption, voting, acquisition or disposition of any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of, or comparable equity or voting interests in, or other securities of the Company or any of its Subsidiaries, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Shares. Except as set forth on Schedule 5.3, there are no voting trusts or other agreements or understandings to which Company or any Subsidiary is a party with respect to the voting, issuance or transfer of the capital stock of Company or any of the Subsidiaries.

         5.4 Authority Relative to This Agreement.

         (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by Company of its obligations hereunder, and the consummation by the Company of the Transactions have been duly and validly authorized by the Board and no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement, the performance by Company of its obligations hereunder, or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company in accordance with Section 251 of the DGCL, if necessary).

         (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         (c) The Board has duly and validly approved and taken all corporate action required to be taken by the Board for the consummation of the Transactions, including the Offer, the Merger, the Top-Up Option, and the acquisition of Shares pursuant to the Transactions, including but not limited to all actions required to (i) render the provisions of Section 203 of the DGCL regarding business combinations with "interested stockholders" inapplicable to such Transactions and (ii) render the provisions of Articles Eleventh and Fourteenth of the Company's certificate of incorporation inapplicable to such Transactions. If the Offer is consummated and Purchaser acquires more than 50% but less than 90% of the outstanding Shares, the only stockholder vote required for approval of this Agreement and consummation of the Merger is the affirmative vote of the holders of a majority of the outstanding Shares.

         5.5 Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement, and the consummation of the Transactions contemplated hereby will not:

         (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or the comparable organizational documents of the Company or any of its Subsidiaries;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational antitrust Laws, including the German Act Against Restraints of Competition, (ii) pursuant to the applicable requirements of the Exchange Act or the rules thereunder or the Nasdaq Stock Market, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws,
(v) consents or approvals of any Governmental Entity set forth in Schedule 5.5(b) or (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Material Adverse Effect;

         (c) except as set forth in Schedule 5.5(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give to others any rights of termination, amendment or cancellation of, or accelerate the performance required by, or result in the creation of a Lien or encumbrance on any of the property or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, agreement, Contract, instrument, Permit, license, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or its property may be bound, except for such violations, breaches and defaults (or rights of termination, amendment, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect; or

         (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.5 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's stockholders has been obtained, if necessary, conflict with or violate any Law, Permit or Order of any Governmental Entity applicable to Company or any Subsidiary or by which any of its property is bound, except for violations which would not individually or in the aggregate have a Material Adverse Effect.

         5.6   SEC Reports; Financial Statements.

         (a) The Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed by it with the SEC since October 1, 2003 pursuant to the federal securities laws and the SEC rules and regulations thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), (as they have been amended since the time of their filing, and including the exhibits thereto, collectively, the "Company SEC Reports"). The Company SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) at the time they became effective, in the case of registration statements, or when filed, in the case of any other Company SEC Report, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC under all of the foregoing. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any reports, forms or other documents with the SEC.

         (b) The consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports (the "Financial Statements"), as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods involved (except as indicated in the notes thereto and except in the case of unaudited interim statements, as permitted by Form 10-Q under the Exchange Act), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of operations, changes in stockholders' equity and changes in cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

         (c) Neither the Company nor any Subsidiary has any Liabilities or obligations that are of a nature (whether known, unknown, accrued, absolute, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and it Subsidiaries prepared in accordance with GAAP, or in the notes thereto, other than any Liabilities to the extent (i) reserved against, reflected or disclosed on the most recent consolidated balance sheet of Company and its Subsidiaries contained in the Available Company SEC Documents, including the notes to financial statements contained therein, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Available Company SEC Documents, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

         (d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the Nasdaq National Market.

         (e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

         (f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's consolidated financial statements. Except as disclosed in the Available Company SEC Documents, the Company has not identified as of the date hereof any material weaknesses in the design or operation of the Company's internal control over financial reporting.

         (g) To the Knowledge of the Company and except as previously disclosed to Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company.

         5.7 Absence of Certain Changes or Events. Except as expressly provided in this Agreement or as set forth in Schedule 5.7 or in the Available Company SEC Documents, since October 2, 2005: (a) the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice, (b) there has not been any event, condition, change or development, or worsening of any existing event, condition, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (c) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries, except for damage, destruction or loss as would not, individually or in the aggregate, have a Material Adverse Effect, (d) neither the Company nor any of its Subsidiaries has revalued any material assets of the Company or any Subsidiary resulting in an impairment charge and (e) except as Parent has consented in writing, neither the Company nor any of its Subsidiaries has taken any action which requires the consent of Parent under Section 7.1(i), (iv) (but only with respect to the Company), (v) (but only with respect to the Company), (vi)(A) and (B), (vii), (x) and (xii) or which would have required the consent of Parent under any of the foregoing subsections of Section 7.1 if such action was taken after the date hereof.

         5.8 Litigation. Except as set forth on Schedule 5.8, there is no Litigation pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary, any officer, director or employee of the Company or any Subsidiary in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, neither the Company nor any Subsidiary nor any of their respective businesses or assets is a party or subject to any Order that would, individually or in the aggregate, (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

         5.9 Offer Documents; Schedule 14D-9; Proxy Statement. None of the information supplied by the Company for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any proxy statement, information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement") and the Schedule 14D-9 shall comply in all material respects with applicable federal securities laws and the DGCL, except that no representation is made by the Company with respect to information supplied by Purchaser or Parent for inclusion in the Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of any amendment or supplement thereof, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.10 Taxes. Except as disclosed in Schedule 5.10 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

         (a) all Tax Returns required to be filed by the Company and its Subsidiaries for all Taxable Periods ending prior to the date hereof have been duly and timely (within any applicable extension periods) filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, correct and complete, all Taxes shown to be due and payable on such Returns have been paid and the Company and its Subsidiaries have set up reserves for the payment of all Taxes not yet due and payable, or any penalties related to all Tax Returns, that adequately cover all Taxable Periods ending prior to the date hereof;

         (b) the Company and each Subsidiary have duly withheld and paid all Taxes that they are required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

         (c) none of the Company or any Subsidiary has received from the Internal Revenue Service ("IRS") or any other applicable Tax authorities or Governmental Entities any written notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by the Company or any Subsidiary.

         (d) neither the Company nor any of its Subsidiaries has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding or (ii) applied for a ruling relative to Taxes that remains pending with the Governmental Entity with which it was filed;

         (e) there are no examinations or other administrative or court proceedings relating to Taxes or Tax Returns in progress or pending or proposed in writing with respect to the Company or any of its Subsidiaries;

         (f) none of the Company and its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes;

         (g) since January 1, 2000, none of the Company and its Subsidiaries has been a member of an (i) affiliated group (within the meaning of ss.1504 of the Internal Revenue Code of 1986, as amended (the "Code")) or (ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

         (h) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under the provisions of Treasury Regulation ss.1.1502-6 (or any similar provision of and state, local or foreign Law) as a transferee or successor, whether by contract or otherwise;

         (i) there are no Liens for Taxes upon the assets of the Company or its Subsidiaries which are not provided for in the Available Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith; (j) since June 30, 2004, none of the Company or any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a spin-off described in Section 355 of the Code; and

         (k) neither the Company nor any Subsidiary has entered into any "listed transaction" as defined in Treasury Regulation ss.1.6011-4(b)(1).

         5.11  Employee Benefit Plans.

         (a) To the extent the Company or any Subsidiary or any ERISA Affiliate, as defined below is or has been a party to, sponsors or has sponsored, maintains or has maintained, contributes or has contributed to, or has or had an obligation to contribute to, and has any Liability with respect to any (i) executive compensation or employment agreement with any current or former director, officer or employee, (ii) severance program or policy, plan or arrangement relating to its current or former directors, officers or employees which contains change in control provisions, or (iii) any "employee benefit plan" as defined in Section 3(3) of ERISA, collective bargaining agreement, consulting agreement, or bonus, pension, profit sharing, deferred compensation, fringe benefit, perquisite, retiree medical or life insurance, retirement, supplemental retirement, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, vacation, disability, death benefit, hospitalization, medical, or other similar plan, fund, agreement, policy, or arrangement for the benefit of any employee or former employee of the Company or any Subsidiary, such agreement, program, policy, plan, arrangement, fund or understanding shall be deemed an "Employee Benefit Plan." Schedule 5.11(a) lists all Employee Benefit Plans. For purposes of this Agreement, "ERISA Affiliate" means any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under
Section 414(b), (c), or (m) of the Code.

         (b) True, complete and correct copies of the following have been delivered or made available to Parent: (i) each Employee Benefit Plan, and a written summary of any material Employee Benefit Plan not in writing, (ii) all collective bargaining agreements, (iii) the most recent determination letter received from the IRS, to the extent required by applicable Law, (iv) all Summary Plan Descriptions and all Summaries of Material Modifications, (v) the most recent annual report on IRS Form 5500 or 5500C for each Employee Benefit Plan including all applicable schedules thereto, to the extent required by applicable Law, (vi) the most recently prepared actuarial report, (vii) all related trust agreements, annuity contracts, insurance contracts or other funding arrangements which implement any Employee Benefit Plan, and (viii) in the case of restricted stock, phantom stock, stock options or stock appreciation rights issued under any Employee Benefit Plan that is an equity plan, a list of holders, dates of grant, number of shares, exercise price per share and dates exercisable.

         (c) Except as disclosed on Schedule 5.11(c) or as expressly provided in this Agreement, neither the Company nor any Subsidiary, or any of their officers or directors, has taken any action directly or indirectly which obligates the Company or any Subsidiary to, from the date of this Agreement, institute, modify or change any Employee Benefit Plan, any actuarial or other assumption used to calculate funding obligations with respect to any of the Employee Benefit Plans, the manner in which contributions to any of the Employee Benefit Plans are made, or the basis on which such contributions are determined.

         (d) Except as set forth on Schedule 5.11(d), each Employee Benefit Plan has been administered in accordance with its terms, and all Employee Benefit Plans have been operated, and are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws except for instances of noncompliance that, individually or in the aggregate, are not material. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter, or if a prototype an opinion letter, from the IRS that it is so qualified. To the Company's Knowledge, no fact or event has occurred since the date of any such determination letter which could affect adversely the qualified status of any such Employee Benefit Plan. Except as set forth on
Schedule 5.11(d), to the Company's Knowledge, all material required reports and descriptions of the Employee Benefit Plans have been timely filed and distributed.

         (e) With respect to each Employee Benefit Plan (i) no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred, and (ii) neither the Company nor any Subsidiary has any material Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Employee Benefit Plan. There is not pending or, to the Knowledge of the Company, threatened any Litigation, claim, or governmental investigation or audit relating to any Employee Benefit Plan or the assets thereof that individually or in the aggregate would reasonably be expected to be material.

         (f) All contributions required to be made by the Company, or any entity while an ERISA Affiliate, under applicable Law or the terms of any Employee Benefit Plan or collective bargaining agreement have been timely made or have been accrued and reflected on the most recent consolidated balance sheet included in the Available Company SEC Documents. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation, have been paid in full with regard to each Employee Benefit Plan. Except as disclosed on
Schedule 5.11(f), none of the Employee Benefit Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Benefit Plan, whether or not waived. Neither the Company nor any Subsidiary has any material Liability
(i) for any Lien imposed under Section 302(f) of ERISA or Section 401(a)(29) or 412(n) of the Code, (ii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iii) for any excise tax or penalty imposed by Section 4971, 4975 or 4976 of the Code or Section 502 of ERISA, (iv) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (v) to provide security pursuant to
Section 307 of ERISA or Section 401(a)(29) of the Code.

         (g) Except as set forth in Schedule 5.11(g), no current or former director, officer, or employee of the Company or any Subsidiary will be entitled to any payment (including severance, unemployment compensation, golden parachute, or otherwise), additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the Transactions (either alone or in conjunction with any other event such as a termination of employment) that constitutes an "excess parachute payment" within the meaning of ss.280G of the Code or that will be nondeductible under ss.162(m) of the Code.

         (h) Except as disclosed in Schedule 5.11(h), no Employee Benefit Plan provides any retiree welfare or post-employment health, medical, dental, disability, or life insurance, other than benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or benefits, the full cost of which are borne by the employee.

         (i) Except as disclosed in Schedule 5.11(i), neither the Company, nor any of its Subsidiaries or any entities while ERISA Affiliates, has, within the preceding six years established, maintained, contributed to or has any material Liability with respect to, any Employee Benefit Plan that has been during such period, a multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or Code Section 414(f), or that has been during such period, a "multiple employer welfare plan" or a "multiple employer welfare arrangement" within the meaning of ERISA ss.514(b)(6) or 3(40). Except as disclosed in
Schedule 5.11(j), none of the Company nor any Subsidiary nor any ERISA Affiliate has incurred any withdrawal liability under ss.4201 of ERISA nor does the Company, Subsidiary or any ERISA Affiliate reasonably expect to withdraw in a "complete withdrawal" or "partial withdrawal" within the meaning of Sections 4203 and 4205 of ERISA.

         (j) Each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with, under published guidance, under Code Section 409A from the period beginning January 1, 2005 through the date hereof. The Company is not a party to, or otherwise obligated under, any Employee Benefit Plan, that provides for the gross-up of the Tax imposed by
Section 409A(a)(1)(B) of the Code.

         5.12  Compliance with Law; Environmental Laws and Regulations.

         (a) The Company and each Subsidiary (including its business and assets) is (and, to the Company's Knowledge, has at all times since January 1, 2003 been) in compliance with all applicable Laws, Permits and Orders, and has not received any notice of any violation or alleged violation of any Laws, Permits or Orders, except for such instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All reports, filings and returns (other than reports, filings and returns which are the subject of Sections 5.10 and 5.11) required to be filed by or on behalf of the Company or any Subsidiary with any Governmental Entity have been filed, except for such instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

         (b) The Company and each Subsidiary has all licenses, Permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of its business (as currently conducted) and the operation of its facilities, except where the failure to have such licenses, permits, approvals, certifications, consents, listings and exemptions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material licenses, Permits, approvals, certifications, consents and listings are in full force and effect, except where the failure to be in full force or effect has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary (including its respective business and assets) is in compliance with all such licenses, permits, approvals, certifications, consents and listings, except for such instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (c) Except as set forth in the Available Company SEC Documents, except as disclosed on Schedule 5.12(c) and except for such instances of noncompliance or any Environmental Claim, or any potential liability under any Environmental Law or Environmental Permit that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and Subsidiaries is (and, to the Company's Knowledge, has at all times since January 1, 2003 been) in compliance with all applicable Environmental Laws; (ii) the Company and each Subsidiary have all Permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (iii) the Company and each Subsidiary is (and, to the Company's Knowledge, has at all times since January 1, 2003 been) in compliance with its Environmental Permits; (iv) none of the Company or the Subsidiaries has received any written communication since October 1, 2003 from any Governmental Entity or other Person that alleges that the Company or any Subsidiary has violated or is liable under any Environmental Law or Environmental Permit; (v) there are no Environmental Claims (A) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or (B) to the Knowledge of the Company, pending or threatened against any Person whose Liability for any such Environmental Claim the Company or any Subsidiary has retained or assumed, either contractually or by operation of Law; (vi) to the Knowledge of the Company, there have been no Releases of any Hazardous Substances that would reasonably be expected to result in any Environmental Claim against the Company or any Subsidiary or any Liability of the Company or any Subsidiary under any Environmental Law or Environmental Permit; and (vii) the reports of environmental assessments, audits and similar investigations previously made available to Parent are all such material reports in the possession of the Company conducted since January 1, 2003 on any property currently or formerly owned or operated by the Company or any Subsidiary.

         5.13 Intangible Property. The Company or a Subsidiary is the owner of, or a licensee under a valid license for, all Trade Rights used by the business of the Company and its Subsidiaries as currently conducted, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights, except for such Trade Rights as would not individually or in the aggregate have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary is infringing or has infringed any Trade Rights of another and, to the Company's Knowledge, no Person or entity is infringing or has infringed any of the Company Trade Rights. Except as set forth in Schedule 5.13 and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Company's Knowledge, threatened claim, suit, Litigation, arbitration or other adversarial proceeding involving the Company Trade Rights alleging that the activities or the conduct of the Company's or any of the Subsidiaries' businesses infringes upon or otherwise violates the Trade Rights of any third party or challenging the Company's or any of the Subsidiary's ownership, use, validity, enforceability or registrability of any Trade Rights.

         5.14 Labor Matters. Except as set forth on Schedule 5.14, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no unfair labor practice charge or complaint or Litigation pending or, to the Company's Knowledge, threatened in writing against the Company or any Subsidiary; (ii) there is no labor dispute, slowdown, strike, lockout, work stoppage or other collective labor action actually pending or, to the Company's Knowledge, threatened in writing, against or affecting the Company or any Subsidiary; (iii) there has been no "mass layoff" or "plant closing" covered by the Worker Adjustment and Retraining Notification (WARN) Act or any applicable state or local law concerning mass layoffs and/or plant closures within the last year with respect to which the Company or a Subsidiary, as applicable, has not given the notice required by, or otherwise complied with, the WARN Act or similar state or local law; (iv) no labor grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements to which the Company or any Subsidiary is a party, is pending or, to the Company's Knowledge, threatened in writing; and
(v) there are no administrative charges or court complaints or Litigation against the Company or any Subsidiary concerning alleged employment discrimination or other employment-related matters pending or, to the Company's Knowledge, threatened in writing before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity. The Company has no Knowledge of any actual activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Company or any Subsidiary or of any such activity or proceeding which has been threatened in writing. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable collective bargaining agreements and all applicable Laws relating to employment and employment practices, occupational health and safety, pay equity, wages, hours and terms and conditions of employment.

         5.15  Properties.

         (a) Except as set forth on Schedule 5.15(a), each of the Company and its Subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the assets and properties that it owns or uses and that are reflected on the Company's most recent consolidated balance sheet (or in the footnotes related thereto) included in the Available Company SEC Documents (the "Company Balance Sheet"), or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date) except where the failure to have such title or valid leaseholds would not reasonably be expected to have a Material Adverse Effect, and such assets and properties are owned free and clear of all Liens, except for (a) Liens reflected in the consolidated balance sheet of the Company included in the Available Company SEC Documents, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such properties by the Company or any of its Subsidiaries in the operation of their respective businesses, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) inchoate mechanics' and materialmen's Liens for construction in progress, (e) workmen's, repairmen's, warehousemen's and carrier's Liens arising in the ordinary course of business and (f) Liens which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) There is no default under any lease of real property to which the Company or any of the Subsidiaries is a party or, to the Company's Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary thereunder, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.16 Insurance. Except as set forth on Schedule 5.16, all material insurance policies of the Company are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation has been received by the Company or any Subsidiary with respect to any such policy. Except as set forth on Schedule 5.16, true and complete copies of each such policy have previously been made available to Parent. To the Company's Knowledge, the insurance coverage provided by such policies is customary for the industry in which the Company and the Subsidiaries operate. Each of the Company and the Subsidiaries has complied with the provisions of each such policy under which it is an insured party, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

         5.17  Material Contracts.

         (a) All material Contracts to which the Company or any Subsidiary is a party or any of their respective properties or assets is subject that are required to be filed as an exhibit to any Available Company SEC Document have been filed as an exhibit to such Available Company SEC Document (such filed Contracts, the "Filed Contracts").

         (b) The Company has made available to Parent in the data room prepared for the Transaction true and complete copies of all Contracts, other than the Filed Contracts, to which the Company or any of its Subsidiaries is a party and which fall within any of the following categories (together with the Filed Contracts and the Contracts, if any, filed as an exhibit to a SEC Report or entered into subsequent to the date hereof which fall within any of the following categories, being referred to herein as the "Material Contracts"):
(i) material Contracts not entered into in the ordinary course of business;
(ii) joint venture, partnership and like agreements involving a sharing of profits, losses, costs or liabilities; (iii) leases of real property providing for an aggregate annual rental in excess of $100,000; (iv) Contracts relating to any outstanding commitment for capital expenditures in excess of $300,000 or which provided for payments to or from the Company or any Subsidiary in excess of $300,000 in the aggregate over the life of such Contract; (v) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements, instruments or Indebtedness of the Company or any of its Subsidiaries or commitments for the borrowing or the lending by the Company or any of its Subsidiaries of amounts in excess of $300,000; (vi) any non-competition agreement or any other agreement or obligation that purports to limit in any material respect the manner in which, or the localities in which, the Business of the Company or the Subsidiaries may be conducted; (vii) Contracts with the Company's top ten customers (by dollar volume) for the fiscal year ended October 1, 2005 and for the six months ended March 31, 2006 and Contracts with the Company's top ten suppliers (by dollar volume) for the fiscal year ended October 1, 2005 and for the six months ended March 31, 2006;
(viii) any Contract that would prohibit or materially delay the consummation of any of the Transactions contemplated by this Agreement; (ix) any Contract with any Affiliate; (x) any Contract with any investment bank or other financial advisor, including in connection with the Offer and the Merger; (xi) any settlement agreement (other than any settlement agreement with any Tax authorities in amounts less than $250,000) entered into since January 1, 2004 with any Governmental Entity; (xii) any collective bargaining agreement; and
(xiii) any agreement for the sale of significant assets out of the ordinary course of business since January 1, 2004.

         (c) All the Material Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms and except for any invalidity or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company or any Subsidiary is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Material Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder, except for breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         5.18 Customers and Suppliers. Schedule 5.18 sets forth a true, complete and correct list of (a) the top ten customers of the Company and the consolidated Subsidiaries for the fiscal year ended October 1, 2005 and for the six months ended March 31, 2006 (determined on the basis of the total dollar amount of sales) and (b) the top ten suppliers from whom the Company and the consolidated Subsidiaries for the fiscal year ended October 1, 2005 and for the six months ended March 31, 2006 (determined on the basis of the total dollar amount of purchases). Except as set forth on Schedule 5.18, since October 1, 2005, to the Company's knowledge, there has been no material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer or supplier named on Schedule 5.18.

         5.19 Affiliate Transactions. Except as set forth in the Available Company SEC Documents, since October 2, 2005 there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and their respective directors, officers or Affiliates, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K. To the Knowledge of the Company, except as set forth on Schedule 5.19 or in the Available Company SEC Documents, no director or officer of the Company or any Subsidiary owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company; and except as set forth on Schedule 5.19 or in the Available Company SEC Documents, no officer or director of the Company or any Subsidiary (i) owns, directly or indirectly, in whole or in party, any material Trade Rights, the use of which is necessary for the business of the Company or any Subsidiary or (ii) owes any money to the Company or any Subsidiary (except for reimbursement of advances in the ordinary course of business, consistent with past practice).

         5.20 Brokers and Finders. Except for the fees and expenses payable to BMO Capital Markets, which fees and expenses are reflected in its agreement with the Company (a complete and correct copy of which has heretofore been furnished to Parent), the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Transactions.

         5.21 Opinion of Financial Advisor. The Company has received the opinion of BMO Capital Markets, dated as of the date hereof, to the effect that, as of such date, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. The Company has been authorized by BMO Capital Markets to permit inclusion of such opinion in the Offer Documents and the Proxy Statement.

         5.22 Expiration of Rights Agreement. All of the Rights issued pursuant to the Rights Agreement, dated as of April 24, 1996, by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement") expired in accordance with their terms on May 29, 2006 and accordingly are not applicable in any respect to, or affected by, the execution, delivery or performance of this Agreement and the consummation of the Transactions. No successor to such Rights Agreement has been adopted by the Company.

                                  ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND PURCHASER

         Each of Parent and Purchaser represent and warrant jointly and severally to the Company that:

         6.1 Corporate Organization and Qualification. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except in each such case for such failures that would not, individually or in the aggregate, have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect", as used in this Agreement, means any effect that would prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger and the other Transactions that this Agreement requires it to consummate.

         6.2 Authority Relative to This Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. This Agreement and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Purchaser and by Parent as sole stockholder of Purchaser, and no other corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         6.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the Transactions contemplated hereby will:

         (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws, respectively of Parent or Purchaser;

         (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act and any requirements of any foreign or supranational antitrust Laws, including the German Act Against Restraints of Competition, (ii) pursuant to the applicable requirements of the Exchange Act or the rules thereunder or the Nasdaq Stock Market, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover and environmental laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Parent Material Adverse Effect;

         (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which would not have a Parent Material Adverse Effect; or

         (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 6.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of their respective subsidiaries or to any of their respective assets, except for violations which would not have a Parent Material Adverse Effect.

         6.4 Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or Purchaser in writing for inclusion in the Proxy Statement or the
Schedule 14D-9 will, at the respective times that the Proxy Statement and the
Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of such documents.

         6.5 Financing. Parent has sufficient funds available to purchase and pay for all of the Shares outstanding on a fully diluted basis in the Offer, to pay the Merger Consideration in the Merger and to pay all fees and expenses related to the Transactions.

         6.6 Interim Operations of Purchaser. Purchaser has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

         6.7 Share Ownership. None of Parent, Purchaser or any of their respective subsidiaries beneficially owns any Shares.

         6.8 Brokers and Finders. Except for the fees and expenses payable to William Blair & Company, L.L.C., which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the Transactions.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

         7.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall have provided its prior written consent and except as otherwise expressly required or permitted by this Agreement or as set forth on Schedule 7.1), the business and operations of the Company and its Subsidiaries shall be conducted in the usual and ordinary course of business consistent with past practices, and the Company shall use all commercially reasonable efforts, with no less diligence and effort than would be applied in the absence of this Agreement, to
(a) preserve intact its current business organizations, material insurance policies and Trade Rights and goodwill; (b) preserve its present relationships with customers, suppliers, officers, employees, lessors, licensees, wholesalers, and other Persons with which it has significant business relations; and (c) comply in all material respects with all Laws applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, and except as expressly required by applicable Law, as otherwise permitted by this Agreement or as set forth in Schedule 7.1(a), between the date of this Agreement and the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent, directly or indirectly, do, or commit to do, any of the following:

               (i) issue, deliver, sell, dispose of, grant, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, grant, pledge or other encumbrance of (a) any shares of capital stock of any class or any other ownership interest of the Company or any Subsidiary (including the Shares), any Voting Debt or other voting securities, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any Subsidiary, any Voting Debt or other voting securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest (including, without limitation, any stock appreciation rights, phantom stock, phantom stock rights, or stock-based performance units) of the Company or any Subsidiary (except for the issuance of a maximum of 1,444,757 Shares issuable pursuant to options outstanding on the date of this Agreement under the Option Plans), or (b) any other securities of the Company or any Subsidiary in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

               (ii) reclassify, split (including a reverse split), recapitalize, subdivide or redeem, purchase or otherwise acquire (except to the extent required by the Company's stock-based Employee Benefit Plans), or propose to reclassify, split, recapitalize, subdivide, redeem, purchase or otherwise acquire, any outstanding Shares or other of its securities;

               (iii) declare, set aside for payment or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise), or make any other actual, constructive or deemed distribution in respect of any Shares or capital stock or otherwise make any payments to stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in amounts and at times consistent with past practice and except for dividends by a wholly owned subsidiary of the Company;

               (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

               (v) adopt any amendments to its certificate of incorporation or bylaws (or comparable organizational documents) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

               (vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other Person or any division thereof, any real property or any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contributions, except in the ordinary course of business and consistent with past practice; (C) enter into, amend or modify or terminate any derivative, swap or hedging arrangement or Contract; (D) enter into any Contract other than in the ordinary course of business and consistent with past practice;
     (E) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $200,000 for the Company and the Subsidiaries taken as a whole; or (F) enter into or amend or modify any Contract with respect to any matter set forth in this Section 7.1(vi), except, with respect to matters described in clauses (B) or (D) of this
     Section 7.1(vi) in the ordinary course of business and consistent with past practice;

               (vii) sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction, in each case outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

               (viii) hire or terminate any employee except in the ordinary course of business consistent with past practice or increase the salary, bonus or other compensation payable or to become payable or the benefits (including fringe benefits or perquisites) provided to its current or former directors, officers, other employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, as provided in any existing agreements with current or former directors, officers, other employees or consultants of the Company or its Subsidiaries or as required by any collective bargaining agreement or applicable Law; grant or increase any bonus, incentive compensation, retention payments, severance change-in-control or termination pay to, or enter into, amend or modify any employment, consulting, change-in-control or severance agreement with, any current or former director, officer, other employee or consultant of the Company or of any Subsidiary, except as provided in any existing agreements with current or former directors, officers, other employees or consultants of the Company or its Subsidiaries or as required by any collective bargaining agreement or applicable Law; or establish, adopt, enter into, amend or modify (including any amendment or modification that increases or accelerates payment or requires any funding), except as required by Law, any collective bargaining or other Contract with a labor union, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, change-in-control, severance or other plan, program, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer, other employee or consultant;

               (ix) make any material Tax election, enter into any settlement or compromise of any material Tax liability, file any amended Tax Return with respect to any material Tax, change any annual Tax accounting period, enter into any closing agreement relating to any material Tax or surrender any right to claim a material Tax refund;

               (x) except as may be required as a result of a change in Law or in generally accepted accounting principles or audit practices, change any of the financial or tax accounting methods, practices or principles used by it;

               (xi) enter into, amend or modify any Contract with any officer or director of the Company or any stockholder of the Company holding five percent or more of the Company's outstanding Shares;

               (xii) release any Person from, or waive any provision of, any standstill agreement to which it is a party (unless, and only to the limited extent and only for the limited purposes specified, expressly permitted by Section 7.2 of this Agreement) or any confidentiality agreement between it and another Person;

               (xiii) take any action that is intended or is reasonably likely to result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time in any manner that would be reasonably likely to cause the conditions set forth in Annex A hereto or Article VIII of this Agreement to not be satisfied, or (b) a violation of any provision of this Agreement; or

               (xiv) authorize, recommend, take, or propose to take, or agree to take in writing or otherwise, or enter into any Contract, agreement, commitment or arrangement to do any of the actions described in this
     Section 7.1.

         7.2  No Solicitation.

         (a) From the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, and shall use commercially reasonable best efforts to cause its and its Subsidiaries' officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Representatives"), not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, the making of any Acquisition Proposal, or (ii) other than informing Persons of the existence of this Section 7.2, participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with any Acquisition Proposal, furnish or provide access to any Person (other than Parent and Purchaser and their Representatives) to properties, books and records or any nonpublic information or data with respect to the Company or any of its Subsidiaries, or (iii) approve or recommend, or propose to approve or recommend any Acquisition Proposal, or (iv) enter into any understanding, letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or document contemplating or otherwise relating to any Acquisition Proposal (except for any confidentiality agreement required by Section 7.2(b)), or approve or resolve to approve, or recommend or resolve to recommend, any Acquisition Proposal, or (v) take any action to make any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation (including, without limitation, Article Eleventh and Article Fourteenth thereof) or bylaws inapplicable to any transactions contemplated by an Acquisition Proposal. Any violation of any of the foregoing restrictions set forth in this Section 7.2(a) by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any Subsidiary or otherwise, shall be deemed to be a breach of this Section 7.2(a) by the Company.

         (b) Notwithstanding the foregoing, until the consummation of the Offer the Board shall be permitted to engage in discussions and negotiations with, or provide nonpublic information or data to, any Person in response to a bona fide written Acquisition Proposal by such Person made after the date of this Agreement and prior to the consummation of the Offer if and only if, prior to taking any of the actions set forth above: (A) none of the Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of this Section 7.2, (B) the Board determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), (x) that such Person is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (y) that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal from the Person that made the applicable Acquisition Proposal, (C) the Board determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), that the failure to participate in such discussions or negotiations or to furnish such information would result in a reasonable likelihood of a breach of the fiduciary duties of the Board to the Company's stockholders under applicable Law, (D) as promptly as practicable (and in no event later than 24 hours) following any determination by the Board referred to in clauses (B) or
(C) above the Company gives Parent written notice of such determination and at least 24 hours prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company gives Parent written notice of the Company's intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person, (E) in each such case, the Board has received from the Person being furnished or disclosed any nonpublic information, an executed confidentiality agreement (the subject matter of which shall be limited to the protection of nonpublic information and standstill provisions) on terms no less favorable to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall in no event provide such Person with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement and (F) simultaneously with or prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent).

         (c)

               (i) The Board shall not withdraw, modify or change, in a manner adverse to Parent or Purchaser, the Board's recommendation of this Agreement, the Offer or the Merger ("Change in Recommendation") unless, prior to the consummation of the Offer, and if and only if (A) none of the Company, any of its Affiliates or any of the Representatives have violated any of the provisions of this Section 7.2, (B) the Company has provided Parent with written notice that the Board intends to take such action, such notice to specify in reasonable detail the reason(s) for such proposed action, such notice to be delivered not less than three full Business Days prior to the time the action is to be taken; (C) during the three Business Day period following the delivery of the notice referred to in clause (B) above, Parent shall have the right to propose adjustments to the terms and conditions of this Agreement and the Company and its advisors shall negotiate in good faith with Parent to make adjustments to the terms and conditions of this Agreement, (D) following any such negotiations and adjustments pursuant to clause (C) above, the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor),, that failure to make such Change in Recommendation would be inconsistent with the fiduciary duties of the Board to the stockholders of the Company under applicable Law and (E) if the Change in Recommendation is being made primarily as a result of an Acquisition Proposal, such Acquisition Proposal is a Superior Proposal and the Company shall have complied with the provisions of this Section 7.2 with respect to such Acquisition Proposal. Any Change in Recommendation in accordance with all of the provisions of this Section 7.2(c)(i) shall not be deemed a breach of Section 7.2(a) hereof. The Board shall not, in connection with any such Change in Recommendation, take any action to change the approval of the Board of this Agreement or the Transactions contemplated hereby, including for purposes of any state takeover statute or other state law (including, without limitation, Section 203 of the DGCL) and the Company's certificate of incorporation (including, without limitation, Article Eleventh and Article Fourteenth thereof) and bylaws.

               (ii) The Board shall not recommend, approve, enter into or accept a Superior Proposal unless prior to the consummation of the Offer, the Company has not violated any of the provisions of this Section 7.2, and the Board determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), that such proposal is a Superior Proposal and that the failure to terminate this Agreement to accept such Superior Proposal or to recommend such Superior Proposal to the stockholders of the Company would result in a reasonable likelihood of a breach of the fiduciary duties of the Board to the Company's stockholders under applicable Law; provided, however, that the Company shall not have the right to take any such action or to terminate this Agreement pursuant to Section 9.4(c) hereof and any purported termination pursuant to Section 9.4(c) hereof shall be void and of no force or effect, unless prior to any such action or termination: (A) the Company has provided Parent with written notice that it intends to terminate this Agreement pursuant to
     Section 9.4(c) hereof and take such action with respect to a Superior Proposal, such notice to specify in reasonable detail the material terms and conditions of the Superior Proposal then determined to be more favorable and the parties thereto and be delivered not less than three full Business Days prior to the time the action is to be taken; and (B) during the three Business Day period following the delivery of the notice referred to in clause (A) above, Parent shall have the right to propose adjustments in the terms and conditions of this Agreement and the Company and its advisors shall negotiate in good faith with Parent regarding such adjustments in the terms and conditions of this Agreement, and (C) following any such negotiations and adjustments pursuant to clause (B) above, the Board of Directors determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), that such proposal is a Superior Proposal and that the failure to terminate this Agreement to accept such Superior Proposal or to recommend such Superior Proposal to the stockholders of the Company would result in a reasonable likelihood of a breach of the fiduciary duties of the Board to the Company's stockholders under applicable Law. The Company agrees that any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(c)(ii). Any Board action taken in accordance with all of the provisions of this Section 7.2(c)(ii) shall not be deemed a breach of Section 7.2(a) hereof.

         (d) The Company shall, and shall cause its Subsidiaries and each of their respective Representatives to immediately cease and cause to be terminated any and all discussions, negotiations or communications with any other Persons with respect to any existing or potential Acquisition Proposal. The Company will promptly (and in any event within four Business Days of the date hereof) request each Person that has heretofore executed a confidentiality agreement on or after October 1, 2005 in connection with its consideration of an Acquisition Proposal with the Company to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of its representatives. The Company agrees not to release any Person from, waive any provisions of, or fail to use commercially reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company or any of the Subsidiaries is a party, except that, if requested to do so by a Person who is a party to a confidentiality or standstill agreement with the Company that forbids such Person from submitting an Acquisition Proposal to the Company, the Company may provide a conditional waiver of such provision of the confidentiality or standstill agreement between the Company and such Person solely to the extent necessary and for the limited purpose of permitting such Person to submit a Superior Proposal directed and disclosed only to the Board and its Representatives if and only if (i) none of the Company, any of its Affiliates or any of the Representatives have violated any of the provisions of this Section 7.2, (ii) such Person has submitted a written certification to the Company that such Person will if such provision is waived promptly submit a Superior Proposal with no financing or due diligence conditions or contingencies, and a copy of such certification has been delivered to Parent,
(iii) the Board determines in good faith, after consultation with its outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), that the taking of such action is reasonably likely to result in a Superior Proposal and that the failure to take such action would result in a reasonably likelihood of a breach of the fiduciary duties of the Board to the Company's stockholders under applicable Law, (iv) the Board has notified Parent of such request and the identity of such Person within 24 hours of receipt and has notified Parent of its intention to take such action with respect to such Person not less than 24 hours in advance of the taking of such action, and (v) no other provision of such confidentiality or standstill agreement is amended, waived, or modified in any respect. In the event that a conditional waiver satisfying the requirements in the foregoing sentence is granted and such Person does not promptly (and in any event within four Business Days) thereafter submit an Acquisition Proposal that is a Superior Proposal (determined in good faith by the Board after consultation with its outside legal counsel and financial advisor) with no financing or due diligence conditions or contingencies, any such conditional waiver shall be void and of no effect.

         (e) The Company shall promptly (and in any event within 24 hours) notify Parent orally and confirm in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal or potential Acquisition Proposal, indicating in connection with such notice, the name of such Person(s) and the material terms and conditions of such proposal or offer. The Company shall thereafter keep Parent informed, on a current basis, as to the material terms and conditions of any such proposal or offer and the status of any such discussions or negotiations.

         (f) Nothing contained in this Section 7.2 shall prohibit the Company or its Board from taking and disclosing to the Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation (in which case Parent shall have the right to terminate this Agreement as set forth in Section 9.3(c) and be paid the Termination Fee and Reimbursable Expenses) unless the Company Board reaffirms the Company's recommendation of the Offer in such disclosure and provided further, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

         (g) "Acquisition Proposal" means any bona fide proposal made by any Person (other than Parent, Purchaser or any affiliate thereof) relating to (i) any direct or indirect acquisition or purchase of at least a 15% portion of the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (ii) any purchase or sale of, or tender or exchange offer for, capital stock of the Company (or its Subsidiaries) that if consummated would result in any Person, together with all affiliates thereof, beneficially owning at least 15% of any class of any capital stock (including the Shares) or voting power of the Company,, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

         (h) "Superior Proposal" means a bona fide written Acquisition Proposal made by any Person to acquire at least a majority of the issued and outstanding Shares pursuant to a tender offer or a merger that is reasonably capable of being consummated and would, if consummated, result in a transaction more favorable (taking into account the nature of the currency and all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal and the Person making the proposal, and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal, including taking into account the nature of the currency and all legal, financial, regulatory, timing and similar aspects of, and conditions to, the adjustments) to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the Transactions contemplated by this Agreement.

         7.3 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals of Governmental Entities and other Persons and to effect all necessary registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other reasonable actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, stockholders, suppliers, customers and Governmental Entities, (b) defending against and responding to any Litigation challenging or relating to this Agreement or the Transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, (c) cooperating in the preparation and filing of the Offer Documents and any Proxy Statement, (d) promptly making all regulatory filings and applications, including without limitation any required filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice, and any amendments thereto as are necessary for the consummation of the Transactions contemplated by this Agreement, (e) effecting all filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets, and (f) the taking of all acts reasonably necessary to cause the conditions precedent set forth in Annex A and Article VIII to be satisfied. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Offer, the Merger and all other Transactions contemplated hereby, the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of the Company's Affiliates or Parent or any of Parent's subsidiaries or any material portion of assets or businesses of the Company, its Subsidiaries, Parent or any of the Parent's subsidiaries.

         7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants, consultants and other authorized representatives of Parent ("Parent Representatives"), in order to evaluate the Transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its employees, assets, properties, contracts, books and records so that they may have the opportunity to make such investigations as they shall reasonably request in connection with the Transactions contemplated by this Agreement; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement. During such period, the Company shall (and shall cause each of its Subsidiaries and Representatives to), to the extent permitted by Law, furnish promptly to such Parent Representatives all information concerning its finances, operations, business, properties and personnel as may reasonably be requested, and respond to such inquires as Parent and Purchaser shall from time to time reasonably request, and use commercially reasonable efforts to make available during normal business hours to Parent, Purchaser and the Parent Representatives the appropriate individuals (including management, personnel, employees, attorneys, accountants and other professionals) for reasonable inquiries regarding the Company's and the Subsidiaries' businesses, properties and personnel. Without limiting the generality of the foregoing, the Company shall (a) promptly furnish to Parent and Purchaser (i) a copy of each form, report, schedule, statement, registration statement and other document filed by it or any Subsidiary during such period pursuant to the requirements of federal or state securities Laws or the DGCL, and (ii) on a monthly basis an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and stockholders' equity (which the Company will use commercially reasonable efforts to furnish no later than fifteen Business Days after the end of each month); and (b) keep Parent apprised on a current and timely basis of the status of, and any significant issues relating to, the Company's consolidated financial statements. Notwithstanding the foregoing, nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of Law or any confidentiality agreement in effect as of the date of this Agreement (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts and, if material to the Company, without such violation). The Confidentiality Agreement, dated February 24, 2006 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

         7.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or trading market, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

         7.6  Indemnification of Directors and Officers.

         (a) Parent shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless any person who is now, has been at any time prior to the date hereof, or becomes prior to the Effective Time, a director or officer of the Company or any of its present or former Subsidiaries (the "Indemnified Party") to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation and the Company's by-laws against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time (including to the extent that any such Claim is based on, or arises out of this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, other than in each case for Claims judicially determined to involve a willful breach of this Agreement, and (ii) advance to such Indemnified Party its fees and expenses (including attorneys' fees) periodically and promptly upon request to the fullest extent permitted under the certificate of incorporation and bylaws of the Company as of the date hereof, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Parent and the Company agree that all rights to indemnification and all limitations of liability existing in favor of any Indemnified Party as provided in the Company's certificate of incorporation and by-laws and indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time unless otherwise required by Law. In addition, until six years from the Effective Time, unless otherwise required by applicable Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification of the Indemnified Parties for actions or omissions occurring at or prior to the Effective Time than those set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement. Notwithstanding the six-year period specified in the foregoing sentences, in the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of such Claim or Claims shall continue until the disposition thereof.

         (b) Parent shall cause the Surviving Corporation to maintain in effect for a period of six years from the Effective Time the current directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor a policy or policies providing at least the same coverage containing terms and conditions which are in the aggregate not less advantageous to the Insured Parties than such current policy) covering the Persons serving as officers and directors of the Company on the date of this Agreement (collectively, the "Insured Parties") with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (including, without limitation, the Transactions contemplated by this Agreement); provided, however, that (i) in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure such insurance coverage; and (ii) if Parent is unable to maintain or obtain the insurance otherwise called for by this Section 7.6(b) Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount. The Company represents to Parent that the last annual premium paid for such insurance prior to the date hereof was $270,500. Notwithstanding the foregoing, the obligations under this Section 7.6(b) shall be satisfied if the Company, prior to the Effective Time and only with the prior written consent of Parent, or the Surviving Corporation after the Effective Time purchases a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers the Insured Parties for actions and omissions occurring on or prior to the Effective Time which were committed by such officers and directors in their capacity as such (including, without limitation, the Transactions contemplated by this Agreement);and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on the date hereof. The Company shall cooperate with Parent and its insurance broker in connection with the provision of information relating to the analysis of, and application for, insurance responsive to the requirements of this Section.

         (c) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 7.6 and the certificate of incorporation and by-laws of the Surviving Corporation.

         (d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.6.

         7.7 Employees.

         (a) Except as set forth on Schedule 7.7(a) and as provided in Section 7.7(b) below, for a period of one year following the Effective Time, Parent agrees to provide employees of the Surviving Corporation and its subsidiaries with employee benefits (other than options and equity incentives) that are in the aggregate substantially similar to those employee benefits that are provided to similarly situated employees of the Company and its Subsidiaries as of the date of this Agreement. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals, determination of levels of benefits or any other purposes) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary to the same extent such service was taken into account for such purposes under comparable Employee Benefit Plans prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Notwithstanding the foregoing, nothing in this Section 7.7 nor any other provision of this Agreement shall interfere with the right of the Parent or the Surviving Corporation and their subsidiaries to terminate the employment of any of their respective employees after the Effective Time to the extent permitted by applicable Law or to terminate or amend any employee benefit plan, including without limitation any Employee Benefit Plan to the extent permitted pursuant to the term of such plan or applicable Law.

         (b) The Surviving Corporation hereby agrees to assume the Company's binding obligations under any collective bargaining agreements or other labor agreements, employment agreements, employment termination agreements and individual benefit arrangements, all as in effect at the Effective Time, and to provide employees covered by such agreements and arrangements with compensation and benefits as set forth in such agreements and arrangements..

         7.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any representation and warranty contained in this Agreement to be untrue or inaccurate in any material respect or any condition set forth in Annex A or
Article VIII to not be satisfied at any time from the date hereof to the Effective Time and (b) any failure of the Company, Purchaser or Parent, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto. The Company shall give prompt notice to Parent of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement.

         7.9 Takeover Laws. If any state takeover statute or other similar Law becomes or is deemed to become applicable to the Offer, the Merger, the Top-Up Option, this Agreement or any of the Transactions contemplated hereby, the Company shall use its reasonable best efforts to render such Law inapplicable to all of the foregoing.

         7.10 Litigation Matters. Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any Litigation, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of any of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal. The Company agrees that it shall not settle or offer to settle any Litigation commenced prior to or after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, including the Offer, the Merger and any other transaction contemplated hereby, without the prior written consent of Parent (which consent shall not unreasonably be withheld).

                                 ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. If required for the Merger pursuant to applicable Law, this Agreement and the Merger shall have been duly approved by the stockholders of the Company in accordance with applicable Law and the certificate of incorporation of the Company;

         (b) Injunctions, Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser (or any Affiliate of either of them) or consummation of the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

         (c) Governmental Filings and Consents. All material governmental consents, orders and approvals legally required for the consummation of the Merger and the Transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (d) The Offer. Purchaser shall have purchased Shares pursuant to the Offer.

                                  ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

         9.1 Termination by Mutual Consent. Subject to Section 1.3(b), this Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, by the mutual written consent of Parent and the Company, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company.

         9.2 Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, by Parent or the Company at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, if:

         (a) any court or other Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such Law or Order or other action shall have become final and nonappealable; or

         (b) if (i) the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, or (ii) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer on or prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose material breach of its obligations under this Agreement results in such failure to purchase. The "Termination Date" is October 31, 2006, provided that if (A) prior to such date there is issued a Request for Additional Information and Materials under the HSR Act or that a similar request or investigation is made in connection with the review by any governmental or regulatory authority of the Offer and the Merger under any comparable law of non-United States jurisdictions, and (B) as of such date all of the conditions to the Offer set forth in Annex A shall then be satisfied except that the waiting period under the HSR Act has not expired or been terminated, then the Termination Date shall be December 31, 2006.

         9.3 Termination by Parent. This Agreement may be terminated, and the Transactions may be abandoned, by Parent, if:

         (a) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have failed to commence the Offer within five Business Days following the date of this Agreement, unless such failure shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement; or

         (b) prior to the purchase of Shares pursuant to the Offer by Purchaser, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex A hereto and (B) is incapable of being cured or is not cured within 30 days after notice in writing to the Company by Parent; or

         (c) prior to the purchase of Shares pursuant to the Offer by Purchaser, (i) the Company shall have materially breached its obligations under this Agreement by failing to file the Schedule 14D-9 as provided in Section 1.2 hereof; provided, that Parent may not terminate this Agreement pursuant to this
Section 9.3(c) if Parent or Purchaser is at such time in material breach of its obligations under this Agreement; (ii) the Company shall have failed to include in the Schedule 14D-9 or the Proxy Statement the Board's approval or recommendation of this Agreement, the Offer or the Merger, (iii) the Board or any committee thereof shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) its recommendation of this Agreement, the Offer or the Merger in a manner adverse to Parent or Purchaser;
(iv) the Board or any committee thereof shall have recommended or approved any Acquisition Proposal; (v) the Board or any committee thereof shall have approved any transaction (other than the Transactions) to render inapplicable to such transaction any restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover Law (including, without limitation, Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation (including, without limitation, Article Eleventh and Article Fourteenth thereof) or bylaws, (vi) any Person other than Parent or Purchaser shall have become the beneficial owner of more than 25% of the outstanding Shares; or (vii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with
Section 7.2 of the Agreement.

         9.4 Termination by the Company. This Agreement may be terminated by the Company, and the Offer and the Merger may be abandoned, at any time prior to the time that Purchaser has purchased Shares pursuant to the Offer if:

         (a) Purchaser shall have materially breached its obligations under this Agreement by failing to commence the Offer as provided in Section 1.1 hereof; provided, that the Company may not terminate this Agreement pursuant to this Section 9.4(a) if the Company is at such time in material breach of its obligations under this Agreement;

         (b) there shall have occurred, on the part of Parent or Purchaser, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is incapable of being cured or is not cured within 30 days after notice in writing of such breach is given by the Company to the party committing the breach, except in any case, for such failures which are not reasonably likely to affect adversely Parent's or Purchaser's ability to complete the Offer or the Merger; or

         (c) in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with Section 7.2, provided that
(i) the Company and its Representatives shall have complied in all respects with Section 7.2 in connection therewith, and (ii) the Company has prior thereto paid in full the Termination Fee and Reimbursable Expenses due to Parent and Purchaser under Section 10.1.

         9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Sections 10.1 and 10.2, the last sentence of Section 1.2(c) and the last sentence of Section 7.4. Nothing contained in this Section 9.5 shall relieve any party from liability for any breach of this Agreement, provided, however, that Parent and Purchaser shall not be able to obtain and damages, consequential, punitive or otherwise, as a result of such breach if Parent has received the Termination Fee and Reimbursable Expenses pursuant to Section 10.1.

         9.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Purchaser and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights, and the failure to take any action to terminate this Agreement pursuant to Article IX, if such termination is permitted pursuant thereto, shall not give rise to an inference that a party entitled to so terminate this Agreement has waived its right to do so.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

         10.1  Payment of Fees and Expenses.

         (a) Except as set forth in Section 10.1(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         (b) In the event that:

                (i) this Agreement is terminated pursuant to Section 9.3(c)(i) through (v), inclusive, Section 9.3(c)(vii) or Section 9.4(c); or

                (ii) (A) this Agreement is terminated pursuant to Section 9.2(b), Section 9.3(a) (other than a termination due to an occurrence or circumstance that results in a failure of paragraph (a), (b) or (d) of Annex A), Section 9.3(b) or Section 9.3(c)(vi) and (B) prior thereto any Person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal or any Person has publicly proposed or communicated to the Company an intention (whether or not conditional) to make an Acquisition Proposal and (C) and concurrently with such termination, or within twelve months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then, in any such event, the Company shall pay Parent a fee of $7.0 million (the "Termination Fee"), which amount plus an amount equal to Purchaser's actual, documented, out-of-pocket fees and expenses (including, without limitation, reasonable legal, investment banking, accounting, banking and consulting fees and expenses) incurred by Parent and Purchaser in connection with the due diligence investigation, the Offer, the Merger, this Agreement and the consummation of the Transactions contemplated hereby not to exceed $2.5 million (the "Reimbursable Expenses"), shall be payable by wire transfer of immediately available funds to an account designated by Purchaser. The Termination Fee and Parent's good faith estimate of its Reimbursable Expenses shall be paid and a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expenses payment shall be delivered (x) at or prior to the time of, and as a pre-condition to the effectiveness of, termination in the case of a termination pursuant to Section 9.4(c), (y) as promptly as practicable (and in any event, within two Business Days) in the case of a termination pursuant to Section 9.3(c) and (z) upon the earliest to occur of the execution of a definitive agreement and the consummation of a transaction in accordance with a termination described in Section 10.1(b)(ii). The Termination Fee shall be payable by wire transfer of immediately available funds to an account designated by Purchaser.

         (c) The Company shall not withhold any amounts on any payment under this Section 10.1 unless such withholding is required by Law. The parties acknowledge that the agreements contained in Section 10.1 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to
Section 10.1, and, in order to obtain such payment, Parent commences Litigation which results in a judgment against the Company for the fee or expense reimbursement set forth in Section 10.1, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such Litigation, together with interest on the amount due from each date for payment until the date of the payment at a rate equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made plus 3%.

         10.2 Non-Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which covenants and agreements shall survive in accordance with their respective terms. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

         10.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that (i) after the purchase of the Shares pursuant to the Offer, any amendment shall be in compliance with the terms of Section 1.3(b) hereof and (ii) after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or which is otherwise required under any applicable law to be approved by such stockholders without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         10.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

         10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed manually or by facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         10.7 Jurisdiction. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.8, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

         10.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand or sent by facsimile transmission (with a confirming copy sent by overnight delivery service) or by registered or certified mail (postage prepaid, return receipt requested) or express mail or reputable overnight courier service to the respective parties and shall be deemed given when so delivered by hand or facsimile transmission, or if mailed, three (3) Business Days after mailing (one Business Day in the case of overnight mail or overnight courier service) as follows:

         (a)   If to the Company, to

                        Woodhead Industries, Inc.
                        Three Parkway North
                        Suite 550
                        Deerfield, Illinois 60015
                        (847) 236-9300 (telephone)
                        (847) 236-0504 (facsimile)
                        Attention: Robert J. Tortorello, Esq.

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        333 West Wacker Drive
                        Chicago, Illinois 60606
                        (312) 407-0700 (telephone)
                        (312) 407-0411 (facsimile)
                        Attention: William R. Kunkel, Esq.

         (b)   If to Parent or Purchaser, to

                        Molex Incorporated
                        2222 Wellington Court
                        Lisle, Illinois 60532
                        (630) 527-4222 (telephone)
                        (630) 512-8632 (facsimile)
                        Attention: Thomas S. Lee, Vice President of New
                                   Ventures and Acquisitions

                        with a copy to:

                        Sonnenschein Nath & Rosenthal LLP
                        7800 Sears Tower
                        233 South Wacker Drive
                        Chicago, Illinois 60606
                        (312) 876-8000 (telephone)
                        (312) 876-7934 (facsimile)
                        Attention:  Michael M. Froy, Esq.

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

         10.9 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to
Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the Insured Parties, including the Indemnified Parties.

         10.11  Certain Definitions. As used herein:

         (a) "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

         (b) "Available Company SEC Documents" shall mean all reports, schedules, forms, statements and other documents filed by Company with the SEC and publicly available prior to the date of this Agreement.

         (c) "Business Day" means any day, other than a Saturday, Sunday, or a federal holiday in the United States of America.

         (d) "Contract" shall mean all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

         (e) "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, Orders, decrees, suits, Litigation, demands, demand letters, directives, threats, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location, whether or not, owned, operated, leased or managed by the Company or any Subsidiary, or (y) any other circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

         (f) "Environmental Law" shall mean any federal, state, municipal, local, foreign or other statutes, Laws, ordinances, rules or regulations, Orders, decrees, common law principles, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to regulation of pollution or the protection of human health or the environment (including ambient air, surface water, groundwater, soils, subsurface strata and natural resources) including, without limitation, Laws concerning Hazardous Substances, including Laws and regulations relating to the presence of, exposure to, Release of or threatened Release of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, recycling, transport, handling of, or the arrangement for such activities with respect to, Hazardous Substances, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act (including only provisions relating to exposure to Hazardous Substances), the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

         (g) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulatory guidance thereunder.

         (h) "Governmental Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other governmental or regulatory body, whether federal, state, municipal, county, local, foreign or other.

         (i) "Hazardous Substance" shall mean any hazardous or toxic substance which is regulated by (or would require remediation under) Environmental Laws, and includes, without limitation, (x) any and all materials or substances which are defined as hazardous waste, extremely hazardous waste or a hazardous substance pursuant to state, federal or local governmental Law; (y) asbestos and asbestos containing materials; (z) polychlorinated biphenyls; (aa) petroleum products, including without limitation, crude oil, constituents of petroleum products, and substances derived from petroleum; (bb) urea formaldehyde and related substances; (cc) radon and other radioactive substances; (dd) substances which are toxic, ignitable, reactive; (ee) biohazardous materials, including without limitation infectious substances and regulated medical waste as defined in 49 CFR Sec. 173.134(a) and (ff) toxic mold.

         (j) "Indebtedness" of any Person at any date shall include (i) all indebtedness (including interest payments or prepayments required prior to satisfaction) of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), including earn-out or similar contingent purchase amounts,
(ii) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, debenture or similar instrument, (iii) all obligations of such Person under capitalized leases (other than the current portion thereof to the extent reflected in current liabilities), (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Liens on any property or asset of such Person (whether or not such obligation is assumed by such Person).

         (k) "Knowledge" means with respect to the Company regarding any matter in question, the actual knowledge of Philippe Lemaitre, Robert H. Fisher, Duane
E. Wiedor, Robert J. Tortorello, Michael H. Gies, Charles Edwards, Ed Nabrotsky, Riccardo Comini and Alun Rodge.

         (l) "Laws" shall mean any applicable foreign, federal, state or local statute, law, ordinance, rule or regulation.

         (m) "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, secured or unsecured.

         (n) "Lien" means any security interest, pledge, mortgage, lien (statutory or otherwise), charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, charge, assessment, levy, license, condition, reservation, restriction, exception, covenant, easement, right of way, title defect or objection, adverse claim of ownership or use, transfer restriction, voting agreement, proxy or other limitation on voting rights, possibilities of reversion, rights of refusal or other encumbrance of any kind whatsoever, other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

         (o) "Litigation" means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

         (p) "Material Adverse Effect" shall mean any fact, event, change, effect, condition, factor or circumstance that individually or in the aggregate with all other facts, changes, events, effects, conditions, factors and circumstances (i) is or is reasonably likely to be materially adverse to the business, results of operations, financial condition, assets or Liabilities of Company and Subsidiaries taken as a whole or (ii) prevents in any material respect the Company's ability to perform its obligations under this Agreement or consummate the Offer, the Merger or the other Transactions contemplated hereby; provided, however, that the following shall not be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (A) changes in the economy, financial markets (including the securities markets), political or regulatory conditions generally, including, without limitation, as a result of terrorist activities not directly affecting the Company, engagement or escalation in hostilities involving the United States, or declaration of a national emergency or war by the United States; (B) changes generally applicable to the industries and markets in which the Company and its subsidiaries or the Parent and its subsidiaries, as the case may be, are involved (except for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); (C) changes in any laws applicable to the Company and its subsidiaries or the Parent and its subsidiaries, as the case may be, after the date hereof (except in each such case for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants);
(D) changes in GAAP after the date hereof (except in each such case for any changes which disproportionately affect the business, results of operations, properties, condition, assets or Liabilities of Company and its Subsidiaries, taken as a whole, as compared to other industry participants); or (E) the announcement of this Agreement or the announcement or consummation of the Offer or the Merger.

         (q) "Orders" shall mean any order, writ, injunction, judgment, plan or decree.

         (r) "Permit" shall mean any permit, license, variance, exemption, authorization, certificate, franchise, order or approval of any Governmental Entity.

         (s) "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, group (within the meaning of Section 13(d)(3) of the Exchange Act), or other entity or organization.

         (t) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         (u) "Subsidiary" shall mean any corporation, partnership, joint venture or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by Company or by any one or more of its Subsidiaries, or by Company and one or more of its Subsidiaries or (ii) Company or any of its Subsidiaries is a general partner or managing member or otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         (v) "subsidiary" when used with reference to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

         (w) "Taxes" means all federal, state, local and foreign taxes (including income or profits taxes, alternative or add-on minimum taxes, profits or excess profits taxes, premium taxes, occupation taxes, equalization taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, prohibited transaction taxes, transfer taxes, value added taxes, employment and payroll-related taxes (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property taxes, business license taxes, occupation taxes, stamp taxes or duties, withholding or back up withholding taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, it being agreed that the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group or being included or required to be included in any Tax Return.

         (x) "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

         (y) "Tax Returns" shall mean any return, declaration, report, statement, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

         (z) "Trade Rights" shall mean rights in the following: (i) all trademarks, all trademark rights, including, without limitation, license rights in trademarks or service marks owned by others, business identifiers, trade dress, service marks, trade names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under any or all of the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, domain names, shop and royalty rights, employee covenants and agreements respecting intellectual property and non competition and all other types of intellectual property; and
(vi) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

         10.12 Schedules. The schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         10.13 Obligation of Parent. Whenever this Agreement requires Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action and a guarantee of the payment and performance thereof.

         10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

         10.15 Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         10.16 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                       WOODHEAD INDUSTRIES, INC.


                                       By:  /s/ Philippe Lemaitre
                                            -----------------------------------
                                             Name:  Philippe Lemaitre
                                             Title: Chairman, President and CEO


                                       MOLEX INCORPORATED


                                       By:  /s/ Martin Slark
                                            -----------------------------------
                                             Name:   Martin Slark
                                             Title:  Vice Chairman and CEO


                                       MLX ACQUISITION CORP.


                                       By:  /s/ Martin Slark
                                            -----------------------------------
                                            Name:   Martin Slark
                                            Title:  President

                                                                        ANNEX A

                          CONDITIONS TO THE OFFER(1)

         Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or pay for, any Shares, and may extend, terminate or amend the Offer and may postpone the acceptance for payment of any Shares tendered if (i) immediately prior to the expiration of the Offer the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act, the German Act Against Restraints of Competition or any material applicable foreign statue or regulation shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

         (a) any Governmental Entity of competent jurisdiction shall have issued an Order or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing any Transaction and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

         (b) there shall be pending any Litigation by any Governmental Entity with appropriate jurisdiction, or there shall have been any Law or interpretation enacted, promulgated, amended or issued applicable to, in either case (i) Parent, the Company or any subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any Governmental Entity with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any Person (A) challenging or seeking to make illegal or otherwise restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares, or the consummation of any other Transaction; (B) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (C) seeking to impose any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (D) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

         (c) since the date of the Merger Agreement, any Material Adverse Effect, or any occurrence, circumstance or event that is reasonably likely to result in a Material Adverse Effect, shall have occurred;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq National Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any


_________________

(1) The capitalized terms used herein shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (e) (A) the representations and warranties of the Company set forth in
Section 5.3 shall not be true and correct in all material respects or (B) the other representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each of clauses (A) and (B) (i) as of the date referred to in any representation or warranty which addresses matters only as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of such time on or after the date of this Agreement including the scheduled expiration of the Offer, unless in the case of clause (B) the inaccuracies without giving effect to any materiality or Material Adverse Effect qualifications or materiality exceptions contained therein under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not constitute and could not reasonably be expected to result in a Material Adverse Effect;

         (f) the Company (i) shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under Section 7.1 or 7.2 of the Agreement or (ii) the Company shall have failed to perform, in any material respect, any other obligation or to comply, in any material respect, with any other agreement or covenant of the Company to be performed or complied with by it under the Agreement;

         (g) the Board or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Agreement, the Offer, or the Merger, (ii) recommended any Acquisition Proposal, (iii) taken a neutral position or made no recommendation with respect to any Acquisition Proposal after a reasonable amount of time (and in no event more than ten Business Days following receipt thereof) has elapsed for the Board or any committee thereof to review and make a recommendation with respect thereto, (iv) authorized the Company to enter into any agreement with respect to any Superior Proposal in accordance with Section 7.2(c) of the Agreement; or
(v) resolved to do any of the foregoing;

         (h) Purchaser shall have failed to receive a certificate executed by the Company's Chief Executive Officer or Chief Financial Officer on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (e), (f), and (g) of this Annex A have not occurred; or

         (i) the Agreement shall have been terminated in accordance with its terms.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may, except for the Minimum Condition, be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time-to-time.